ENDORSEMENT AGREEMENT

THIS AGREEMENT is entered into by and between Michael Vick, (“Endorser”) and MusclePharm Corporation with its principal place of business in Denver, Colorado, and its affiliated entities, (collectively, “MusclePharm” or the “Company”).

RECITALS

Whereas, MusclePharm is engaged in the business of developing and marketing nutritional products for athletes and fitness enthusiasts, and

Whereas, the full range of MusclePharm’s nutritional products and dietary supplements shall be referred to as “Products”, and

Whereas, MusclePharm from time to time uses consumer, celebrity, and expert endorsements or testimonials to promote MusclePharm Products in marketing and advertising materials, and

Whereas, MusclePharm desires to engage Endorser, and Endorser desires to accept the engagement, as more fully described in this Agreement, whereby Endorser will lend his name, reputation, and appearance to endorse and promote MusclePharm and its Products.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the parties agree as follows:

1.           Term:  This Agreement shall have an initial term of two (2) years.  The term shall commence on July 15, 2011 and shall expire on July 15, 2013, unless otherwise terminated earlier. The period from July 15, 2011 to July 14, 2012 shall be referred to as the “First Contract Year”.  The period from July 15, 2012 to July 15 2013 shall be referred to as the “Second Contract Year”.

This Agreement may be renewed for an additional term of one year (“Third Contract Year”) by MusclePharm, in its sole discretion, with notice to Endorser by May 15, 2013. If this Agreement is renewed for an additional term, commencing July 15, 2013, the Agreement shall expire and terminate automatically without further notice on July 15, 2014. The terms and conditions of the renewal will be negotiated in good faith by the parties based on the criteria attached hereto as Exhibit “A”.

2.           Engagement: MusclePharm hereby engages Endorser and Endorser promises and agrees to hold himself available to use, evaluate, advertise and promote certain MusclePharm Products, as may be requested by MusclePharm.  Endorser also agrees to the use, during the term, of his name, photograph, appearance, likeness, reputation, voice, signature and other identifying characteristics, as more fully described below (Endorser’s appearance, voice and identifying characteristics, described in paragraph 6 below, shall be referred to as his “Name and Appearance”) to advertise and promote the business of MusclePharm and its Products.

3.           Endorsement of Products: Endorser agrees that he will use and evaluate the Products according to the recommended use and dose guidelines.  Based on Endorser’s knowledge, personal use and experience with the Products he shall from time to time during the term of this Agreement provide his honest evaluation, opinion, and findings about the Products he is endorsing and promoting.  The endorsements must be based on Endorser’s knowledge and/or personal use and experience with the Products at or about the times the endorsements are made.  Endorser’s statements and endorsements, or paraphrases thereof, may be used by MusclePharm to advertise, promote and publicize its business and Products as provided herein.  Endorser’s endorsements of the Products will be in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.  If requested by MusclePharm, Endorser shall provide a signed affidavit in form satisfactory to MusclePharm confirming Endorser’s compliance with the FTC standards in connection with his endorsements and endorsement activities.

MusclePharm will use Endorser’s testimonials, endorsements, paraphrases thereof, and Endorser’s picture, likeness, facsimile signature or similar identifying characteristics, in association with the Products. This limitation applies to Endorsement of Products as well as to the Right of Publicity set forth at Paragraph 6 below.

4.           Advertising and Promotional Activities:  During the term of this Agreement the Endorser agrees to perform the following advertising and promotional services for MusclePharm:

(a)           Endorser agrees that MusclePharm shall have the unlimited right to use, worldwide, Endorser’s Name and Appearance to advertise MusclePharm and its Products in print media, and in all other forms of media including, but not limited to, point of sale material, premiums and novelties, direct marketing material, and radio, television, electronic, and computer media (including but not limited to MusclePharm’s Internet and social media websites).  Print media will also include promotional items on which Endorser’s picture; likeness, facsimile signature or similar identifying characteristics may appear (e.g., posters, footballs, jerseys, etc.).  Endorser will have the right to approve, in writing via his representative’s office, print-advertising materials which utilize Endorser’s Name and Appearance, but Endorser will not unreasonably withhold approval and will promptly respond to all approval requests.  In the event Endorser appears in television commercials promoting MusclePharm and its Products during the term hereof, and for the purpose of computing health and welfare benefit contributions and any other payments under any SAG or AFTRA contracts applicable to Endorser's appearance in such television commercials, then 25% of the compensation payable to Endorser under this Agreement shall be allocated as fair and reasonable consideration for Endorser's work and appearance in television commercials broadcast during the term or thereafter during the six month use-up period defined below.

MusclePharm also shall have the unlimited right to use, worldwide, Endorser’s oral or written endorsements of Products, or paraphrases thereof, to promote MusclePharm, its business, Products and publications.

The right to use Endorser's Name and Appearance granted to MusclePharm in this section shall extend for six (6) months beyond the expiration of this Agreement (the "Use-up Period"). MusclePharm shall create no new advertising during the Use-up Period using Endorser's Name and Appearance, but shall have the right to use during the Use-up Period Endorser's Name and Appearance in advertisements and promotional materials created before the expiration date of this Agreement.

(b)          Endorser will aggressively promote MusclePharm via his websites (e.g. mikevick.com) and social media outlets (e.g. Facebook, Twitter and any future social media outlets used by Endorser; hereinafter collectively “Social Media”) on a regular basis.  MusclePharm shall have the right to directly contact Endorser’s Social Media representatives for purposes of drafting statements for use on Endorser’s Social Media sites.  Endorser’s Social Media representatives must respond to MusclePharm’s requests within two (2) hours during normal business hours (8:00 am to 7:00 pm Eastern Time).  Requests made outside normal business hours shall receive a response by 8:00 am Eastern Time the following day.

For all Endorser’s websites and Social Media sites:

•	Endorser shall identify himself as a “MusclePharm Athlete” under his profile name and prominently display the MusclePharm logo.
•	Endorser shall provide a prominently placed link to musclepharm.com and any additional MusclePharm websites as may be requested by MusclePharm from time to time.
•
Endorser shall place a MusclePharm banner or advertisement selected by MusclePharm.  Endorser shall have the right to approve the banner or advertisement; such approval shall not be unreasonably withheld.

Endorser shall create a Note page dedicated to MusclePharm and its Products on his Facebook page. Endorser shall be a follower of MusclePharm on Twitter and “Like” MusclePharm on Facebook.

Endorser will provide online content for MusclePharm’s websites and social media websites as requested by MusclePharm.  This will be in a form agreed to by the parties (e.g. training video or video interview with a MusclePharm representative).  This will be scheduled so as to not interfere with Endorser’s obligations to his team and the NFL.

(c)          MusclePharm will provide Endorser with MusclePharm logo wearing apparel that Endorser will make a good faith effort to wear when appropriate, and within team and NFL guidelines, in connection with interviews, media and other public appearances, and in connection with Endorser’s routine daily activities.  Endorser will also interview with a designated representative from MusclePharm for purposes of preparing an article about Endorser for publication in print media “advertorial” format (e.g. multi-page print or web format ad) or other reasonable format designated by MusclePharm.

(d)           During the term of this Agreement, Endorser shall exercise his best efforts to promote MusclePharm and its Products in connection with print, television, radio or online interviews granted by Endorser.  This specifically includes, but is not limited to, wearing MusclePharm apparel at every promotional opportunity.  Endorser shall prominently display MusclePharm Products, including MusclePharm MuscleGel, in his locker.  Endorser shall display MusclePharm MuscleGel in his hand during interviews when appropriate, and within team and NFL guidelines.

(e)          During the term of this Agreement, Endorser shall participate in three (3) personal appearances (“Appearances”) or photo/video sessions (“Production Days”) per Contract Year.  Appearances may be up to four (4) hours in length not including travel time to and from the appearance, as scheduled by MusclePharm, for the purpose or promoting MusclePharm and it’s Products.  Production Days shall be for the purpose of MusclePharm obtaining a sufficient number of acceptable photographs and/or video footage of Endorser for the editorial and commercial uses intended by MusclePharm pursuant to this Agreement.  Production days may be up to eight (8) hours in duration.

(f)          Endorser may make additional personal appearances, at the request of MusclePharm, but the parties agree that Endorser shall have no specific duty or obligation to make more appearances, and that doing so will be a gesture of goodwill on the part of Endorser with compensation, if any, to be determined prior to Endorser making the additional appearances.  None of Endorser’s appearances for MusclePharm, pursuant to this Agreement, shall be at events promoted as autograph or sports card shows.

(g)          Endorser expressly represents and warrants that he is not subject to any restriction or limitation by way of employment or contractual obligation that may impair or limit his performance of the advertising and promotional activities described above, and that Endorser has the express approval of his present employer to make the promises and commitments set forth herein, and will advise any future employer of his obligations hereunder.

5.           Scheduling: The Production Days, the interview of Endorser by MusclePharm, personal appearances, and all advertising and promotional activities requested by MusclePharm shall be scheduled by mutual agreement and with due consideration for Endorser’s other business activities and commitments occurring during the term of this Agreement.  To the greatest extent practicable, Endorser’s commitments pursuant to this Agreement shall be scheduled during the off-season for professional football.  Endorser agrees that he will in good faith make every reasonable effort, given his other commitments, to give priority to the fulfillment of his obligations pursuant to this Agreement.  The parties shall confer periodically for the purpose of coordinating and scheduling Endorser’s advertising and promotional activities and services.

6.           Right of Publicity:  As provided below, Endorser expressly, exclusively and irrevocably grants to MusclePharm the right to use Endorser’s name, photograph, picture, appearance, or likeness, including video and other recordings of Endorser’s appearance, along with the right to use Endorser’s voice, including audio or other recordings of Endorser’s voice, Endorser’s signature, personal or professional background and experience, reputation, quotations and endorsements, or paraphrases of Endorser’s quotations and endorsements, or any other personal identification or identifying characteristics, however obtained, including touch-ups, simulations or compositions of any of the above whether generated by computer or by any other means, for the period of time and for the purposes set forth in this Agreement.  Collectively, Endorser’s personal identifying characteristics, set forth in this paragraph, will be referred to as Endorser’s “Name and Appearance” and the rights Endorser grants to MusclePharm to use Endorser’s Name and Appearance will be referred to as the “Right of Publicity” or the “Rights to Publicize.”

(a)        During the term of this Agreement, Endorser grants to MusclePharm and consents to MusclePharm’s unlimited commercial use of Endorser’s Name and Appearance, and the Rights to Publicize Endorser’s Name and Appearance, in MusclePharm’s sole discretion, to advertise, promote, endorse and publicize Products, and MusclePharm’s business, worldwide in any media selected by MusclePharm, including but not limited to print, radio, television, electronic, telephone, wireless or internet.

(b)         Endorser also irrevocably grants to MusclePharm and consents to MusclePharm‘s unlimited editorial use of Endorser’s Name and Appearance in Company published materials.  For purposes of this Agreement, MusclePharm’s editorial use of Endorser’s Name and Appearance shall mean a use that does not directly promote, advertise or endorse MusclePharm’s business or its Products.

(c)         MusclePharm may in its sole discretion exercise some or all of the rights granted by Endorser in this Agreement, but MusclePharm shall have no obligation to exercise or use the rights Endorser has granted.  If MusclePharm elects to not exercise or use all the rights granted by Endorser, MusclePharm’ election shall not be interpreted or construed as a waiver or release of such rights. MusclePharm shall have the rights to use Endorser’s Name and Appearance and the Right to Publicize Endorser’s Name and Appearance, as provided in this Agreement, unless Endorser and MusclePharm enter into a separate written agreement in which MusclePharm waives or releases some or all of the rights Endorser has granted in this Agreement.

(d)         Endorser expressly represents and warrants that he is not subject to any restriction or limitation by way of employment or contractual obligation that may impair or limit the right of publicity granted herein by Endorser, and that Endorser has the express approval of his employer to make the promises and commitments set forth herein.

7.           Compensation:  As compensation for the endorsements and testimonials given by Endorser, and for his advertising and promotional activities, and for the right to publicize Endorser’s Name and Appearance, MusclePharm shall compensate Endorser as follows:

(a)         Cash: During the term of this Agreement, MusclePharm shall pay Endorser $200,000 per Contract Year (for a total of $400,000 during the two year term). Payments shall be made in installments as follows:

$50,000 payable on each of the following dates:

•	First photo shoot (currently scheduled on or about July 20, 2011)
•	September 15, 2011
•	January 1, 2012
•	April 1, 2012
•	July 1, 2012
•	September 15, 2012
•	January 1, 2013
•	April 1, 2013

(b)         Stock: During each Contract Year of this Agreement, MusclePharm shall issue Endorser $100,000 in MusclePharm restricted stock (“Stock”), for services performed.  Stock will be valued based on the average closing price for the twenty (20) trading days prior to the date of issuance.  Stock shall be issued in compliance with all SEC rules and regulations.

(c)         Bonus Compensation:  Endorser shall be paid performance bonus compensation as follows:

▪	Endorser is selected for and plays in the Pro Bowl: $25,000 cash and $50,000 in Stock.
▪	Endorser’s NFL team makes the playoffs: $25,000 cash and $50,000 in Stock.
▪	Endorser wins the NFL Most Valuable Player Award: $50,000 cash
▪	Endorser’s NFL team plays in the Super Bowl: $50,000 cash

(d)         MusclePharm also shall provide a reasonable supply of Products and apparel for Endorser’s personal use and endorsement as contemplated by this Agreement.

8.           Termination:  This Agreement may be terminated by either party at any time upon mutual agreement in writing; or upon a material breach or default of this Agreement; or upon the death, disability or incapacity of Endorser:

(a)           In the event either party desires to terminate this Agreement because of a material breach or default by the other party, the party seeking to terminate shall give written notice of intent to terminate to the other party, and in such notice shall set forth in reasonable detail the facts, circumstances or events causing the alleged breach or default (“Events of Default”).  The party in default shall have thirty (30) days notice in which to cure the Events of Default to the reasonable and objective satisfaction of the terminating party.  If the party in default fails, refuses or is unable for any reason to cure the Events of Default to the reasonable and objective satisfaction of the terminating party, then the terminating party may terminate this Agreement by giving a written termination notice which shall be effective on third calendar day after the date of the termination notice.

(b)           This Agreement may also be terminated by MusclePharm, upon five day’s prior written notice, if death, disability, physical injury, or other incapacity causes Endorser to be unable to perform a material amount of the personal or consulting services described in this Agreement.  Upon termination by MusclePharm because of death, disability, physical injury, or other incapacity, the rights to use Endorser’s Name and Appearance will immediately be revoked with no “use-up period” unless agreed to in a separate written agreement executed by MusclePharm and either the Endorser or the Endorser’s heirs.  If Endorser has performed all services required by this Agreement, MusclePharm will be obligated to compensate Endorser or Endorser’s heirs with the full compensation amount of this Agreement.

(c)           Upon any termination of this Agreement, for any reason, MusclePharm shall not be liable to pay any compensation for services performed after the termination and Endorser shall not be obligated to perform any services after the date of a termination notice.  If Endorser has performed all services required by this Agreement, then upon termination, MusclePharm shall pay the full compensation amount of this Agreement.

9.           Expenses:  MusclePharm shall pay first-class travel and lodging expenses for Endorser and one (1) guest.  Endorser shall be reimbursed for additional expenses that are necessarily incurred in connection with services requested by MusclePharm. MusclePharm’s obligation to reimburse Endorser pursuant to this paragraph shall be subject to the presentation of an itemized account of such expenditures, together with supporting receipts or invoices, for any expenditure in excess of $50.00.  In order to obtain reimbursement for any expense in excess of $500.00, Endorser shall obtain MusclePharm’s prior written approval before incurring the expense, notwithstanding any other provision in this paragraph.

10.           Independent Contractor:  It is expressly agreed that Endorser is acting as an independent contractor in performing his services hereunder. MusclePharm shall carry no worker's compensation insurance or any health, accident or disability insurance to cover Endorser. MusclePharm shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.  Endorser shall be solely responsible and liable for reporting and paying all federal and state income or other taxes applicable to the Endorser’s compensation under this Agreement, and MusclePharm will provide Endorser with an IRS Form 1099 at the end of each calendar year in which compensation is paid to Endorser.  It is further understood and expressly agreed by Endorser that he has no right or authority to incur expenses, obligations or liabilities in the name of or binding on MusclePharm, and he shall not represent to third parties that he has any relationship (e.g., employer-employee or principal-agent) with MusclePharm other than the independent contractor arrangement set forth in this Agreement.

11.           Indemnification:  Each party agrees to indemnify and hold the other harmless from and against any and all demands, claims or actions for loss, damage, or liability, including but not limited to loss of use of property, personal injury, illness or death, suffered by any person where such loss, damage, liability, injury, illness or death is proximately caused by negligence of one party or the other, or by a material breach or default under this Agreement.  In the event the parties’ acts or omissions jointly cause loss, damage or liability, the parties shall be comparatively responsible for any such loss, damage or liability in proportion to their comparative liability for the claimant’s loss or injury.  Furthermore, MusclePharm agrees to indemnify Mike Vick against any and all claims made by consumers and users of its products.

12.           Non-Competition:  During the term of this Agreement, or any extensions of this Agreement, the Endorser shall not use, advertise, promote or endorse the supplements or products of any company other than MusclePharm, either directly or indirectly:

(a)         Endorser shall not advise, assist, perform services for, consult with or participate, as an endorser, agent, representative, director, officer, employee, member, or partner with any person or entity engaged in a business that competes directly or indirectly with the business of MusclePharm unless required or incidental to Endorser’s employment in the NFL.

(b)         Endorser shall not use or provide endorsements or testimonials for products that compete with MusclePharm Products.

Any failure of Endorser to disclose such conflicting interests, or any breach of this paragraph, shall be deemed a material breach of the Agreement.  Endorser’s duty not to compete with the business of MusclePharm shall continue for a period of six months following the expiration or termination of this Agreement.  Endorser’s non-competition obligation shall not be required in the event of a material breach of this Agreement by MusclePharm.

13.           Conduct:  This Agreement is for Endorser's personal services and at all times Endorser shall conduct himself with due respect for social conventions and decency, and Endorser shall not engage willfully in any act or conduct or willfully become involved in situations or occurrences which in MusclePharm’s sole judgment reflect unfavorably upon Endorser, or MusclePharm, its business or its Products, or which result in Endorser being convicted of a crime or otherwise coming into public disrepute.  Endorser shall exercise self-conduct in such a manner so as to enhance the image and reputation of MusclePharm and its Products. MusclePharm shall have the right to terminate this Agreement immediately if Endorser engages in any act or conduct described in this paragraph.

14.           Assignment:  This Agreement is for the personal services of the Endorser and is entered into in reliance upon and in consideration of the reputation and celebrity of Endorser. Endorser shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to the terms of this Agreement without the prior written consent of MusclePharm.  Any attempted assignment or transfer by Endorser of his obligations without such consent shall be void.

15.           Modification of Agreement:  The parties may modify this Agreement hereto only by a written supplemental agreement executed by both parties.

16.           Notice: Any notice required or permitted to be given hereunder shall be sufficient if given in writing, and sent by registered or certified mail, postage prepaid, or by courier such as FedEx, addressed as follows:

If to MusclePharm:	If to the Endorser:

MusclePharm Attn: Brad Pyatt; CEO 4721 Ironton Street Denver, CO 80237 With a copy to: MusclePharm Attn: Mark Campanini General Counsel 401 N. Tryon St.; 10th Floor Charlotte, NC 28202	Michael Vick c/o Damien Butler G³ Sports Marketing & Representation, LLC 1717 Dowling Drive Irving, TX 75038

or to such other address as the parties hereto may specify, in writing, from time to time. Written notice given as provided in this paragraph shall be deemed received by the other party two business days after the date the mail is stamped registered or certified and deposited in the mail, or deposited with courier.

17.           Governing Law:  This Agreement has been executed and delivered in Denver County in the State of Colorado, and its interpretation, validity and performance shall be construed and enforced in accordance with the laws of the State of Colorado.  Venue for any proceeding to interpret, construe or enforce this Agreement shall be Denver County, Colorado, whether such proceeding is in a court of competent jurisdiction or pursuant to mediation or arbitration proceedings.

18.           Dispute Resolution:  Any controversy, dispute or question arising under this Agreement shall be determined, if possible, by good faith mediation, arbitration or comparable alternative dispute resolution proceedings agreed to by the parties.  In the event the parties cannot agree upon alternative dispute resolution procedures to resolve their disagreements, then either party may resort to litigation in a court of competent jurisdiction in Denver County, Colorado.  In connection with any alternative dispute resolution proceedings, including mediation or arbitration, the parties shall share equally the cost and expense of the alternative dispute resolution proceeding, and each party shall be responsible for its own attorneys’ fees.  In the event either party resorts to litigation, the provisions of Colorado law will govern the award of attorneys’ fees as a remedy.

19.           Binding Effect:  This Agreement when signed by the parties shall be binding upon the parties, and their respective heirs, successors or legal representatives.

20.           Payments:  All cash payments shall be made via wire transfer to the endorser to an account provided by endorser or his representative.

21.           Trademarks:  Nothing contained in this agreement shall be construed to convey to MusclePharm any right to use the trademarks, logos, team identifications, uniforms, or uniform numbers (“Marks”) of any professional, collegiate, or amateur football association and/or league (including any member clubs or teams of such association and/or league) including, but not limited to the NFL, any NFL Team, the NCAA, or any NCAA Team in conjunction with the services provided in this agreement.  MusclePharm must acquire all rights to the use of such Marks from the appropriate rights holder.

22.           Insurance:  MusclePharm shall be responsible to provide for any appearance satisfactory evidence of self insurance or a certificate of insurance evidencing Commercial General Liability insurance in either case with coverage limits not less than $1,000,000 each occurrence.  Such insurance shall be endorsed to name Endorser as Additional Insured with respect to claims arising out of Appearances.

23.           Entire Agreement:  This Agreement contains the entire contract of the parties with respect to the subject matter hereof and supersedes all agreements and understandings between the parties concerning the subject matter hereof.  The language in all parts of this Agreement shall in every case be construed simply according to its fair meaning.

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This Agreement when signed and dated by both parties shall be deemed to be made, accepted and delivered in the City and County of Denver, Colorado, regardless of where the Agreement is executed by the parties.

MUSCLEPHARM:	ENDORSER:
MusclePharm Corporation

/s/ Brad Pyatt	/s/ Michael Vick
BY: Brad Pyatt	Michael Vick

Date: July 20, 2011	Date: July 20, 2011

Exhibit “A”

Parameters for MusclePharm’s exercise of the optional Third Contract Year will consist of the following:
•	Ease of working with Endorser
•	How accessible Endorser is to MusclePharm, when needed
•	How well Endorser follows the social media responsibilities as described by MusclePharm
•	How well Endorser’s influence has increased sales over the two year term: MusclePharm expects a minimum increase of 15% of total Revenues and 30% increase in MuscleGel Sales.

If all of the above parameters have been met by Endorser to MusclePharm’s satisfaction and in their sole discretion, then the Third Contract Year key terms will be as follows:

•	$250,000 cash (paid in 4 installments)
•	$150,000 in Stock
•	$25,000 cash bonus if Endorser is selected for and plays in the Pro Bowl
•	$25,000 if Endorser’s NFL team makes the Playoffs
•	$75,000 in Stock if Endorser makes the Pro Bowl or Endorser’s NFL team makes the Playoffs
•	$100,000 cash bonus if Endorser wins NFL Most Valuable Player award or Endorser’s NFL team plays in the Super Bowl